EXHIBIT 10.35

LOAN PROMISSORY NOTE

Principal Sum: Nine Hundred Fifty Thousand Dollars ($ 350,000.00)

Date: January 26, 2009

WHEREAS, Joseph F. Scalisi, agrees to loan Location Based Technologies, Inc., a Nevada corporation, the sum of Three Hundred Fifty Thousand Dollars ($350,000).

NOW, THEREFORE, in consideration of these premises, Location Based Technologies, Inc. (the “Company”), agrees to pay Joseph F. Scalisi (the “Holder”) as the terms set forth herein:

FOR VALUE RECEIVED the undersigned, Location Based Technologies, Inc. (herein after the “Company”), promises to pay to the order of Joseph F. Scalisi (“Holder”) or his assignee(s), the principal sum of Three Hundred Fifty Thousand dollars ($350,000.00) together with eight percent (8%) interest per annum thereon from January 26, 2009, until paid in full, on the balance remaining unpaid.

1.           Payments.  Payment of the principal and interest shall be made as follows:

a.
The principal and any unpaid interest must be repaid by April 26, 2009, three months from the date of issuance.  The note bears interest at 8% per annum and is payable at any time before the repayment date, in part or in full, without penalty.

2.           Interest Rate.  This Note shall accrue interest on the principal for a period of three (3) months from the date of this Note at a rate of eight percent (8%) per annum (the “Interest Rate”).  Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed.  All payments hereunder are to be applied first to the payment of accrued interest, and the remaining balance to the payment of principal.

3.           Events of Default.  If any of the events of default specified in this Section shall occur, Holder may, so long as such condition declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

       a.    Default in the payment of the principal or unpaid accrued interest of this Note when due and payable; or

       b.    Filing of bankruptcy proceedings involving the Company.

4.           Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  Nothing in this Note, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided herein.  The Company may not assign this Note or any of the rights or obligations referenced herein without the prior written consent of Holder.

5.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Holder.

6.           Waiver of Notice.  The Company hereby waives notice, presentment, demand protest and notice of dishonor.

7.           Treatment of Note.  To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with Federal, State or local tax authorities.

8.           Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, and if addressed to the Company then at its principal place of business, or if addressed to the Holder, then the last known address on file with the Company.

9.           Collection Costs, Attorney’s Fees, and Late Charge.  If any payment obligation under this Note is not paid when due, the Company shall pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process, without protest of any kind, legal or otherwise.

10.         Governing Law.  This Agreement is deemed to be entered into and performed in Orange County, California.  Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of law rules of California.  The parties hereby submit to the exclusive jurisdiction of the state of California in connection with any dispute arising from or related to this Agreement, and Orange County shall be the sole venue therefore.

11.         Heading; References.  The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

12.         Counterparts.  This Agreement may be executed in one or more counterparts and transmitted by facsimile, a copy of which shall constitute an original and each of which, when taken together, shall constitute one and the same agreement.

13.         Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto in respect of the terms of this Note by the Holder and by the Company, superseding all negotiations, prior discussions, prior written, implied and oral agreements, preliminary agreements and understandings with Company or any of its officers, employees or agents.

IN WITNESS WHEREOF, this three (3) page Agreement is executed and agreed to as of January 26, 2009.

The “Holder”

/s/ Joseph F. Scalisi
Joseph F. Scalisi Name: Joseph F. Scalisi Address: 21520 Yorba Linda Blvd. – G357, Yorba Linda, CA 92887 E-mail: joseph@pocketfinder.com

Location Based Technologies, Inc.

/s/ David Morse
Name: David Morse – Chief Executive Officer, Location Based Technologies, Inc.

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